THIRD AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

        THIS THIRD AMENDMENT dated as of October 22, 2015, to the Transfer Agent Servicing Agreement, dated as of October 23, 2009, as amended January 24, 2013 and October 24, 2013 (the “Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the Convergence Funds (the “Funds”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Convergence Market Neutral Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Michael R. McVoy

Printed Name: John P. Buckel	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Convergence

Amended Exhibit A
to the
Transfer Agent Servicing Agreement – Trust for Professional Managers

Fund Names

Name of Series
Convergence Core Plus Fund
Convergence Opportunities Fund
Convergence Market Neutral Fund

Convergence	2